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                  [Physician Support Systems, Inc. Letterhead]

FOR IMMEDIATE RELEASE

                                 Contact:
                                 David S. Geller
                                 Senior Vice President & Chief Financial Officer Physician Support Systems, Inc.
                                 (717) 653-5340

                                 Noonan/Russo Communications, Inc.
                                 (212) 696-4455
                                 Jessica Livingston (investors), ext. 229
                                 Michele M. Helm (media), ext. 225
                                 e-mail: news@noonanrusso.com

         PHYSICIAN SUPPORT SYSTEMS ACQUIRES PBS NORTHWEST, INCORPORATED

                 -- COMPANY CONTINUES TO PENETRATE WEST COAST -

Mt. Joy, PA - May 9, 1996 - Physician Support Systems, Inc. (Nasdaq: PHSS) today announced it has acquired PBS Northwest, Incorporated, a provider of accounts receivable management and other services to hospital-based physicians. PBS Northwest revenues for 1995 were approximately $2 million. Terms of the acquisition were not disclosed.

"Acquiring PBS Northwest significantly increases our presence in the West Coast markets," said Peter Gilson, President and Chief Executive Officer of Physician Support Systems. "As our first acquisition since the three accomplished at the time of our initial public offering in February, PBS Northwest serves a broad variety of physician specialists and brings a strong management team to PSS. We plan to continue evaluating other potential acquisitions and other opportunities to grow and strengthen Physician Support Systems."

Based in Portland, Oregon, PBS will continue to be led by its present management team.

Headquartered in Mt. Joy, Pennsylvania, Physician Support Systems, Inc. is a leading provider of business management services to hospital-based physicians, including accounts receivable, financial, administrative, strategic and information support systems.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing the Company. These risks include the ability of PSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of the Company to integrate acquired businesses into the PSS group of companies, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in the Company's periodic reports and registration statement filed with the Securities and Exchange Commission.

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